Exhibit 4.2

EXHIBIT C

NON QUALIFIED STOCK OPTION PLAN

OF

BBB FOODS INC.

Dated as of

July 15, 2004

TABLE OF CONTENTS

1. Purpose 3

2. Options 3

3. Definitions 3

4. Administration of Plan 4

5. Participants 7

6. Transfer, Leave of Absence 7

7. Rights of Employees and Other Persons 7

8. Shares subject to the Plan 8

9. Shares and Grants of Options 8

10. Price 9

11. Distribution and Duration of Options 9

12. Consideration for Options 9

13. Restrictions on Transferability of Options 9

14. Vesting and Exercise of Options 10

15. Termination of Employment or Service 10

16. Issuance of Shares and Compliance with the applicable law 11

17. Income Tax Withholding Obligations 12

18. Changes in Capital 12

19. Buy Back, Cancellation and Put Rights 13

20. Miscellaneous Provisions 14

21. Limits of Liability 15

22. Termination 16

23. Effective Date 16

24. Final Issuance Date 16

25. Rules of Construction 16

26. Nature of Payments 16

27. Government Regulations 16

28. Invalidity 16

NON-QUALIFIED

STOCK OPTION PLAN

OF

BBB FOODS, INC.

1. Purpose. The purposes of the Company Non-Qualified Stock Option Plan are:

a. To further the growth, development and success of the Company and its Subsidiaries by enabling key members of the senior management members, directors, employees, consultants, and independent contractors of the Company and its Subsidiaries to acquire a continuing equity interest in the Company, thereby increasing their personal interests in such growth, development and success and motivating them to exert their best efforts on behalf of the Company and its Subsidiaries; and

b. To maintain the ability of the Company and its Subsidiaries to attract and retain key members of the senior management members, directors, employees, consultants, and independent contractors with outstanding ability by offering them an opportunity to acquire a continuing equity interest in the Company and its Subsidiaries that will reflect the growth, development and success of the Company and its Subsidiaries.

2. Options. Toward these objectives, the Committee may grant Options to purchase non-voting Class C Shares to such key members of the senior management members, directors, employees, consultants, and independent contractors all pursuant to the terms and conditions of the Plan.

3. Definitions. When used in this Plan, unless the context otherwise requires:

a. “Agreement” — an option agreement evidencing an Option.

b. “Board” — the Board of Directors of the Company.

c.(i) "Bolton Shareholder" means Bolton Partners Ltd.

c.(ii) "Chairman of the Board" the person who at the time shall be Chairman of the Board of Directors.

d. “Change of Control” — a Share sale, merger, consolidation, combination, reorganization or other transaction or series of transaction (other than through a public offering of Shares) resulting in less than fifty percent (50%) of the combined voting power of the surviving or resulting entity being owned directly or indirectly by the Shareholders of the Company immediately prior to such transaction or series of transaction or a sale of a majority (based on book value) of the Company’s assets.

e. “Class C Shares” — the Class C shares of the Company with a par value of one cent United States Dollars (US$ 0.01) per share, with no voting rights.

f. “Committee” — a Board committee as may be designated by the Board to administer the Plan, or in the absence of any such designation, the Board.

g. “Company” — BBB Foods Inc., or any successor entity.

h. “Fair Market Value” — the value determined by the Chief Executive Officer of the Company and approved by the Board in good faith, as determined in Section 10.

i. “Initial Public Offering” — an underwritten or other public offering of the shares of the Company or any of its Subsidiaries, together with the admission of such shares of on any major stock exchange, in each case, as may be approved by the Board.

j. “Notice” — written notice actually received by the Company at its offices on the day of such receipt, if received on or before 1:30 p.m., on a day when the Company’s offices are open for business, or, if received after such time, such notice shall be deemed received on the next such day, which notice may be delivered in person to the Company’s Chief Executive Officer or sent by facsimile to the Company, or sent by certified or registered mail or overnight courier, prepaid, addressed to the Company, Attention: Chief Executive Officer.

k. “Option” — an option to purchase Class C Shares granted to a Participant under the Plan in accordance with the terms and conditions set forth herein.

l. “Option Shares” — any Class C Shares or other securities issuable upon exercise of an Option.

m. “Optionee” — a Participant who has been granted an Option under the Plan in accordance with the terms and conditions set forth herein.

o. “Participant” — an individual eligible, pursuant to Section 5, to participate in the Plan who is selected to participate in the Plan pursuant to this Agreement.

p. “Plan” — this BBB Foods Inc. Non-Qualified Stock Option Plan for the Territory.

q. “Shareholders’ Agreement” — shall mean the shareholders’ agreement entered into by the Company, QS BBB Inc. and Bolton Partners Ltd., among others, dated January 31, 2023 as may be amended from time to time.

r. “Subsidiary” — shall mean, with respect to any Person, any Person of which equity securities possessing a majority of (i) the ordinary voting power in electing the Board, or (ii) the outstanding shares or other equity interests, are, at the time as of which such determination is being made, owned by such Party either directly or indirectly through one or more Subsidiaries.

s. “Territory” — means the British Virgin Island, Mexico and any other location where the Company elects to conduct its business.

4. Administration of Plan.

a. The Committee shall have exclusive authority to operate, manage and administer the Plan in accordance with its terms and conditions. Notwithstanding the foregoing, in its absolute discretion, the Board with a supermajority approval of its members (as set forth in Section 3.3.(vii) of the Shareholders’ Agreement) may at any time and from time to time exercise any and all rights, duties and responsibilities of the Committee under the Plan, including, but not limited to, establishing procedures to be followed by the Committee, except with respect to matters which under any applicable law, regulation or rule are required to be determined in the sole discretion of the Committee, or submit a proposal to the Committee establishing the binding terms and conditions of each and every Option granted under this Plan, or make any amendment to any decision taken by the Committee regarding this Plan. If and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board.

b. The Committee shall be appointed from time to time by the Board and the Committee shall consist of at least one (1) Director appointed by the Bolton Shareholder and one (1) Director appointed by QS BBB Inc. Appointment of Committee members shall be effective upon their acceptance of such appointment. Committee members may be removed by the Board at any time either with or without cause and such members may resign at any time by delivering notice thereof to the Board. Any vacancy on the Committee, whether due to action of the Board or any other reason, shall be filled by the Board.

c. Subject to Section 4(a), the Committee shall have all authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan other than modifying the vesting period of the Options, strike price and minimum number of Options to be distributed on a yearly basis. The Committee shall have the exclusive right and discretionary authority to (i) establish the following terms of each Option to be granted under the Plan: all conditions to exercise, restrictions on transfer, and repurchase rights, (ii) construe any ambiguous provision of the Plan and/or the Agreements, (iii) increase the eligibility for participation in the Plan, (iv) approve in good faith all the amount of Options granted under the Plan as recommended by the Company’s Chief Executive Officer on an annual basis, (v) approve in good faith from amongst those eligible, the employees, consultants, independent contractors, and directors to whom Options shall be granted under the Plan, which distribution shall be recommended to the Committee by the Company’s Chief Executive Officer, (vi) approve in good faith the number of shares of Option Share to be included in any Option or to which any Option shall otherwise relate as recommended by the Company’s chief executive officer, (vii) establish, amend, waive and/or rescind rules and regulations and administrative guidelines for carrying out the Plan, (viii) to the extent permitted under the Plan and the applicable Agreement, grant waivers of Plan terms, conditions, restrictions and limitations, (ix) to the extent permitted under the Plan and the applicable Agreement, permit the transfer of an Option or the exercise of an Option by one other than the Participant who received the grant of such Option, (x) correct any errors, supply any omissions or reconcile any inconsistencies in the Plan and/or any Agreement or any other instrument relating to any Option, (xi) to the extent permitted by the Plan, amend or adjust the terms and conditions of any outstanding Option and/or adjust the number and/or class of shares of Option Share subject to any outstanding Option, (xii) in accordance with the terms of the Plan, establish and administer any terms, conditions, performance goals, performance targets, restrictions, limitations and other provisions of any Options, (xiii) at any time and from time to time after the granting of an Option, specify such additional terms, conditions and restrictions with respect to any such Option as may be deemed necessary to ensure compliance with any and all applicable laws, including, but not limited to, (A) terms, restrictions and conditions for compliance with applicable securities laws, (B) methods of withholding or providing for the payment of required taxes and (C) provisions regarding a Participant’s ability to exercise Options under a “cashless exercise” program established by the Committee, (xiv) take any and all such other action it deems necessary or legally advisable for the proper operation and/or administration of the Plan and (xv) issue shares of Class C Shares reserved for issuance under the Plan subject to any restrictions and risk of forfeiture specified by the Committee or the Board pursuant to executive subscription agreements. Decisions and actions by the Committee with respect to the Plan and any Agreement shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan and/or any Agreement. Options need not be uniform as to all grants and recipients thereof.

d. Each Option shall be evidenced by an Agreement, which shall be executed by the Company and the Participant to whom such Option has been granted; provided, however, two or more Options to a single Participant may be combined in a single Agreement. An Agreement shall not be a precondition to the granting of an Option; provided, however, no person shall have any rights with respect to any Option unless and until the Participant to whom the Option shall have been granted (i) shall have executed and delivered to the Company an Agreement or other instrument evidencing the Option, unless such Agreement provides otherwise and (ii) has otherwise complied with the applicable terms and conditions of the Option. The Committee shall prescribe the form of all Agreements and, subject to the terms and conditions of the Plan, shall determine the content of all Agreements. Any Agreement may be supplemented or amended in writing from time to time as approved by the Committee; provided, that the terms and conditions of any such Agreement as supplemented or amended are not inconsistent with the provisions of the Plan.

e. Subject to Section 9, a majority of at least two (2) members of the Committee shall constitute a quorum and the actions of a majority of the members of the Committee in attendance at a meeting at which a quorum is present, or actions by a written instrument signed by all members of the Committee, shall be the actions of the Committee.

f. The Committee may consult with counsel who may be counsel to the Company. The Committee may, with the approval of the Board, employ such other attorneys or consultants, accountants, appraisers, brokers or other persons as it deems necessary or appropriate. The Committee shall not incur any liability for any action taken or not taken in good faith in reliance upon the advice of such counsel or such other persons.

g. In serving on the Committee, the members thereof shall be entitled to indemnification as directors of the Company, and to any limitation of liability and reimbursement as directors with respect to their services as members of the Committee.

h. Except as hereinafter provided, the Board or the Committee may from time to time amend the Plan as it relates to, and the terms and conditions of, any Options not theretofore granted, and the Board or the Committee, with the consent of the affected holder of an Option, may at any time withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of, any outstanding Option. Notwithstanding the foregoing, any amendment by the Board or the Committee which would increase the number of Shares issuable under Options granted pursuant to the Plan or to any Participant during any calendar year or change the class of persons to whom Options may be granted shall be subject to the approval of the Shareholders of the Company within one year of such amendment. The Board or the Committee may amend the terms and conditions of the Plan, as may, in the sole judgment of the Board or the Committee, be necessary or appropriate to comply with the provisions of any applicable laws of any foreign country.

i. The Committee may, in its discretion, delegate to appropriate officers of the Company the “administration” of the Plan under this Section; provided, however, that no such delegation by the Committee shall be made (i) if such delegation would not be permitted under applicable law or (ii) with respect to the administration of the Plan as it affects executive officers and directors of the Company; and, provided further, however, the Committee may not delegate its authority to correct errors, omissions or inconsistencies in the Plan. Any such authority delegated or allocated by the Committee under this Subsection shall be exercised in accordance with the terms and conditions of the Plan and any rules, regulations or administrative guidelines that may from time to time be established by the Committee and any such allocation or delegation may be revoked by the Committee at any time.

Notwithstanding anything to the contrary in this Plan, all Option Shares shall be subject to the terms and conditions of the Shareholders Agreement, and as a condition to the issuance of any Option Shares (and in connection with any transfer thereof) the grantee (or transferee, as the case may be) shall be required to execute and deliver a joinder agreement to the Shareholders Agreement.

5. Participants. The individuals eligible to participate in this Plan are (i) directors and senior management members of the Company or a Subsidiary, (ii) employees of the Company or a Subsidiary, and (iii) consultants and independent contractors used by the Company or a Subsidiary (collectively referred to as the “Participants”).

6. Transfer, Leave of Absence. Employment and other contractual relationships. For purposes of the Plan, a transfer of any Participant from the Company to a Subsidiary or an affiliate of the Company, whether or not incorporated, or vice versa, or from one Subsidiary or affiliate of the Company to another, and a leave of absence, duly authorized in writing by the Company or a Subsidiary or affiliate of the Company, shall not be deemed a termination of employment of the employee, or the relevant agreement, for purposes of the Plan or with respect to any Option. Except as otherwise provided in the applicable Agreement or by the Committee, any non-vested Options shall be forfeited by an Optionee as of the date the Participant terminates all employment, directorship, or other contractual relationship, as applicable, for any reason, with the Company or a Subsidiary.

7. Rights of Employees and Other Persons.

a. No person shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and the applicable Agreement.

b. Nothing contained in the Plan or in any Agreement shall be deemed to give any Participant the right to be retained in the service of the Company or any of its Subsidiaries nor restrict in any way the right of the Company or any Subsidiary to terminate any employee’s employment or any director’s directorship, or the relevant agreement, at any time with or without cause.

c. The adoption of the Plan shall not be deemed to give any employee of the Company or any Subsidiary or any other person any right to be selected as a Participant or to be granted an Option.

d. Nothing contained in the Plan or in any Agreement shall be deemed to give any Participant the right to receive any bonus, whether payable in cash or in shares, or in any combination thereof, from the Company, nor be construed as limiting in any way the right of the Company or any Subsidiary to determine, in its sole discretion, whether or not it shall pay any employee bonuses, and, if so paid, the amount thereof and the manner of such payment.

e. An Optionee shall not be entitled to any rights of a shareholder of the Company by virtue of the ownership of any Option.

f. An Optionee may at any time elect in writing to abandon any outstanding non-vested Option under the Plan.

8. Shares subject to the Plan. The total number of Class C Shares reserved and available for distribution under the Plan shall be equal to 15,000,000 Class C Shares. Such Class C Shares may consist, in whole or in part, of authorized and unissued Class C Shares. In the event of any merger, reorganization, consolidation, recapitalization, share dividend, share split or other change in corporate structure affecting the Shares, an adjustment shall be made in the aggregate number of Class C Shares reserved for issuance under the Plan, in the number and option price of Class C Shares subject to outstanding Options granted under the Plan, in the number and purchase price of Class C Shares subject to outstanding share purchase rights under the Plan, and in the number of Class C Shares subject to other outstanding awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of Class C Shares subject to any award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any share appreciation right associated with any Option Shares.

9. Shares and Grants of Options. The Committee may grant, in accordance with this Plan, Options to purchase Option Shares representing the number of Class C Shares specified in Section 8, which may be either Option Shares held in treasury or authorized but unissued Option Shares. If the Option Shares that would be issued or transferred pursuant to any Option are not issued or transferred and cease to be issuable or transferable for any reason, the number of Option Shares subject to such Option will no longer be charged against the limitation provided for herein and may again be made subject to Options. Notwithstanding anything to the contrary in the Plan, and in addition to any other approval required by the Plan, no Option shall be granted under the Plan without the consent of at least one (1) Director appointed by the Bolton Shareholder and one (1) Director appointed by QS BBB.

If any Option shall expire, be cancelled or terminate for any reason without having been exercised in full, the unpurchased Option Shares subject thereto may again be made subject to Options under the Plan.

Nothing herein contained shall be construed to prohibit the issuance of Options at different times to the same senior manager, employee, director, consultant or independent contractor.

A certificate of Option signed by the Chairman of the Board of Directors, or the Chief Executive Officer or a Vice President of the Company, shall be issued to each person to whom an Option is granted. The certificate of Option for an Option shall be legended to indicate that the Option is a non-qualified share option and that the Option and underlying Option Shares are subject to the Shareholders Agreement. The Certificate of Option for an Option which is a non- qualified share option shall be in the form attached hereto as Annex 1, or in such other form as may be determined by the Committee from time to time.

10. Price. The price per Option Share of the Option Shares to be purchased pursuant to the exercise of any Option shall be approved in good faith by the Committee at the time of grant based on the recommendation of the Chief Executive Officer of the Company; provided, however, that the purchase price per share of the Option Shares to be purchased pursuant to the exercise of an Option shall be based on the fair market value of the Company.

11. Distribution and Duration of Options. The Options granted under this Plan shall be distributed annually as approved in good faith by the Board with a supermajority approval of its members, when the Company's chief executive officer has submitted a recommendation to the Board, as set forth in Section 3.3.(vii) of the Shareholders' Agreement. If the Company's Chief Executive Officer proposes an allocation of Options, the minimum number of Option Shares with respect to which share-based awards shall be granted during any calendar year shall be the lesser of (i) the number of Options proposed by the Chief Executive Officer or (ii) no less than ten (10) percent of the number of Option Shares available for distribution under the Plan. The duration of any Option granted under this Plan shall be thirty (30) years from the date upon which the Option is granted.

12. Consideration for Options. The Company shall obtain such consideration for the grant of an Option as the Committee in its discretion may request but it will not be less than the par value of the Option Shares.

13. Restrictions on Transferability of Options.

(a) An Optionee may not sell, transfer, encumber or otherwise dispose of any Option Shares that he or she acquired under this Plan without the prior written consent of the Company. The decision to grant or deny such consent (and any terms or conditions for giving such consent) shall be solely within the discretion of the Committee. Options shall not be transferable otherwise than by will or by the laws of descent and distribution or as provided in this Section 13. Notwithstanding the foregoing, the Committee may, in its discretion, authorize a transfer of all or a portion of any Option, by the initial holder to (i) the spouse, children, stepchildren, grandchildren or other family members of the initial holder ("Family Members"), (ii) a trust or trusts for the exclusive benefit of such Family Members, (iii) a Company or partnership in which such Family Members and the initial holder are shareholders or partners, or (iv) such other persons or entities which the Committee may permit; provided, however, that subsequent transfers of such Options shall be prohibited except by will or by the laws of descent and distribution. Any transfer of such an Option shall be subject to such terms and conditions as the Committee shall approve, including that such Option shall continue to be subject to the terms and conditions of the Option and of the Plan as amended from time to time. The events of termination of employment or service under Section 15 shall continue to be applied with respect to the initial Participant, following which a transferred Option shall be exercisable by the transferee only to the extent and for the periods specified under Section 15.

(b) If the Bolton Shareholder elects to exercise its drag along rights in accordance with Section 4.7 of the Shareholders' Agreement, then each Optionee shall be required to dispose of all their Options and Option Shares in such a Drag-Along Sale (as defined in the Shareholders' Agreement), under the terms and conditions set forth in the Shareholders Agreement.

14. Vesting and Exercise of Options. An Option, after the grant thereof, shall vest over a five (5) year period, in four (4) equal annual installments with 25% of the total number of Options vesting at the end of each of (i) the second calendar year after which the Option was first granted (ii) the third calendar year after which the Option was first granted (iii) the fourth calendar year and (iv) the fifth calendar year after which the Option was first granted. In the case of fractional Options, the number vested shall be rounded up to the nearest whole number.

The vested Options shall only be exercisable upon the express determination by the Committee or the occurrence of any event described in Section 18 (b).

An Option shall be exercised by the delivery of a written notice duly signed by the Optionee thereof to such effect, together with the Option certificate and the full purchase price of the Option Shares purchased pursuant to the exercise of the Option, to the Chairman of the Board or an officer of the Company appointed by the Chairman of the Board for the purpose of receiving the same. Payment of the full purchase price shall be made in cash; by certified or bank check payable to the order of the Company; or by such other methods as the Committee may permit from time to time. No Option may be granted pursuant to the Plan or exercised at any time when such Option, or the granting, exercise or payment thereof, may result in the violation of any law or governmental order or regulation.

Within a reasonable time after the exercise of an Option, the Company shall cause to be delivered to the person entitled thereto, a certificate for the Option Shares purchased pursuant to the exercise of the Option. If the Option shall have been exercised with respect to less than all of the Option Shares subject to the Option, the Company shall also cause to be delivered to the person entitled thereto a new Option certificate in replacement of the certificate surrendered at the time of the exercise of the Option, indicating the number of Option Shares with respect to which the Option remains available for exercise, or the original Option certificate shall be endorsed to give effect to the partial exercise thereof.

15. Termination of Employment or Service. All or any part of any Option, to the extent unvested, shall terminate immediately (i) in the case of an employee, upon the cessation or termination for any reason of the Optionee's employment by the Company and all Subsidiaries, or (ii) in the case of a director, consultant or independent contractor of the Company or a Subsidiary who is not also an employee of the Company or a Subsidiary, upon the holder's ceasing to serve as a director, consultant or independent contractor of the Company or a Subsidiary. Notwithstanding the foregoing, if the cessation of employment or service as a director, consultant or independent contractor is due to retirement on or after attaining the age of sixty-five (65) years, or to disability or to death, the Optionee or the representative of the Estate or the heirs of a deceased Optionee shall have the privilege of exercising the Options which are unexercised at the time of such retirement for a period of one (1) year. If the employment or service of any Optionee with the Company or a Subsidiary shall be terminated because of the Optionee's violation of the duties of such employment or service with the Company or a Subsidiary as he may from time to time have, the existence of which violation shall be determined by the Committee in its sole discretion (which determination by the Committee shall be conclusive) all unexercised Options of such Optionee shall terminate immediately upon such termination of the holder's employment or service with the Company and all Subsidiaries, and an Optionee whose employment or service with the Company and Subsidiaries is so terminated, shall have no right after such termination to exercise any unexercised Option he might have exercised prior to the termination of his employment or service with the Company and Subsidiaries.

Nothing contained herein or in the Option certificate shall be construed to confer on any employee, senior manager, consultant, independent contractor or director any right to be continued in the employ of the Company or any Subsidiary or as a director of the Company or a Subsidiary, or otherwise continue contracted by the Company or any Subsidiary or derogate from any right of the Company and any Subsidiary to request the resignation of or discharge any employee, director, consultant or independent contractor (without or with pay), at any time, with or without cause.

In the event of any other change in the corporate structure or outstanding shares, the Committee may make such equitable adjustments to the number of Option Shares and the class of shares available hereunder or to any outstanding Options as it shall deem appropriate to prevent dilution or enlargement of rights.

16. Issuance of Shares and Compliance with the applicable law. The Company may postpone the issuance and delivery of Option Shares upon any exercise of an Option until (a) the admission of such Option Shares to listing on any share exchange on which shares of the Company of the same class are then listed, and (b) the completion of such registration or other qualification of such Option Shares under any applicable state, federal or national law, rule or regulation as the Company shall determine to be necessary or advisable. Any person exercising an Option shall make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company, in the light of the then existence or non-existence with respect to such Option Shares of an effective registration statement under any State or Federal law, rule or regulation, to issue the Option Shares in compliance with the provisions of any State or Federal law, rule or regulation. The Company shall have the right, in its sole discretion, to legend any Option Shares which may be issued pursuant to the exercise of an Option, or may issue stop transfer orders in respect thereof. The Company shall not be obligated to issue Option Shares under this Plan that would violate any law, rule or regulation. No Option Share shall be issued, no certificates for Option Shares shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all stock exchanges on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance.

17. Income Tax Withholding Obligations. If the Company or a Subsidiary shall be required to withhold any amounts by reason of any Federal, foreign, State or local tax rules or regulations in respect of the issuance of Option Shares pursuant to the exercise of such Option, the Company or the Subsidiary shall be entitled to deduct and withhold such amounts from any cash payments to be made to the Optionee of such Option. In any event, the Optionee shall make available to the Company or Subsidiary, promptly when requested by the Company or such Subsidiary, sufficient funds to meet the requirements of such withholding; and the Company or Subsidiary shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds made available to the Company or Subsidiary out of any funds or property due or to become due to the holder of such Option.

18. Changes in Capital. The existence of the Plan and any Options granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reclassification, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company or a Subsidiary, any issuance of debt, preferred or prior preference shares, the authorization or issuance of additional shares of Class C Shares, the dissolution or liquidation of the Company or its Subsidiaries, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

a. Upon changes in the outstanding shares of the Company by reason of a share dividend, share split, reverse share split, subdivision, recapitalization, reclassification, merger, consolidation (whether or not the Company is a surviving corporation), combination or exchange of shares, separation, or reorganization, or in the event of an extraordinary dividend, "spin-off," liquidation, or other substantial distribution of assets of the Company, or the issuance by the Company of shares without receipt of full consideration therefor, or rights or securities exercisable, convertible or exchangeable for shares, or any similar change affecting the Company's capital structure, the aggregate number, class and kind of shares of Option Shares available under the Plan as to which Options may be granted and the number and class of shares under each outstanding Option and/or the Option exercise price per share applicable to any such Options shall be appropriately adjusted by the Committee in its discretion to preserve the benefits or potential benefits intended to be made available under the Plan or with respect to any outstanding Options or otherwise necessary to reflect any such change. Fractional Option Shares resulting from any adjustment in Options pursuant to this Section shall be aggregated until, and eliminated at, the time of exercise of the affected Options. Notice of any adjustment shall be given by the Committee to each Optionee whose Option has been adjusted and such adjustment (whether or not such Notice is given) shall be effective and binding for all purposes of the Plan.

b. In the event of (i) a Change in Control or (ii) the liquidation or dissolution of the Company or (iii) the sale or other disposition of all or substantially all of the assets or business of the Company or (iv) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Company is incorporated or (v) any reverse merger in which the Company is the surviving entity but in which all of the Company's outstanding voting stock is transferred to the acquiring entity or its wholly-owned subsidiary or (vi) an Initial Public Offering:

(i) On such terms and conditions as it deems appropriate, the Committee shall provide, either by the terms of the Agreement applicable to any Option or by a resolution adopted prior to the occurrence of such event, that such Option shall be accelerated and become immediately exercisable as to all of the Option Shares covered thereby, notwithstanding anything to the contrary in the Plan or the Agreement.

(ii) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Agreement applicable to any Option or by resolution adopted prior to the occurrence of such event, that such Option shall be adjusted by substituting for Option Shares subject to such Option other securities of the surviving corporation or any successor corporation to the Company, or a parent or Subsidiary thereof, or that may be issuable by another corporation that is a party to the transaction whether or not such Share or other securities are publicly traded, in which event the aggregate exercise price (as applicable) shall remain the same and the amount of shares or other securities subject to the Option shall be the amount of shares or other securities which could have been purchased on the closing date or expiration date of such transaction with the proceeds which would have been received by the Participant if the Option had been exercised in full (or with respect to a portion of such Option, as determined by the Committee, in its discretion) prior to such transaction or expiration date and the Participant exchanged all of such shares in the transaction.

(iii) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Agreement applicable to any Option or by resolution adopted prior to the occurrence of such event, that any outstanding Option shall be converted into a right to receive cash, on or following the closing date or expiration date of the transaction, in an amount equal to the value of the consideration to be received in connection with such transaction for one Option Share, less the per share Option exercise price of such Option, multiplied by the number of Option Shares subject to such Option, or the relevant portion thereof.

(iv) The Committee may, in its discretion, provide that an Option cannot be exercised after such a Change in Control, to the extent that such Option is or becomes fully exercisable on or before such Change in Control or is subject to any acceleration, adjustment or conversion in accordance with the foregoing Subsections (i), (ii) or (iii) of this Section.

No Participant shall have any right to prevent the consummation of any of the foregoing acts affecting the number of Option Shares available to such Participant. Any actions or determinations of the Committee under Subsection (b) of this Section need not be uniform as to all outstanding Options or treat all Participants identically.

19. Buy Back, Cancellation and Put Rights.

a. The Company shall have the option to purchase at any time, all or part of any Option Shares granted under this Plan (including those Option Shares that have been sold or otherwise transferred by the Optionee) at the per share Fair Market Value determined as of the date the Company exercises such option. Notice of such election shall be provided to the shareholder in writing and payment shall be made in cash as soon as practicable after the date of the election; provided that, payment may, as determined by the Company in its sole discretion, be made in installments over a period of not more than one (1) year.

b. The Company may, in its sole discretion and without the consent of the Optionee, elect at any time to cancel any Option granted under the Plan. In the event of such an election, the Company shall pay the Optionee the aggregate Fair Market Value of the vested Options as of the date of the election. Notice of such an election shall be provided to the Optionee in writing and payment shall be made in cash as soon as practicable after the date of the election; provided that, payment may, as determined by the Company in its sole discretion, be made in installments over a period of not more than one (1) year.

c. In the event of an Optionee's death, the Optionee's children, grandchildren, spouse, parents or siblings or one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners of the Optionee's estate, shall have the option to sell all or part of any vested Options and/or Option Shares received by the Optionee under this Plan to the Company for the aggregate per share Fair Market Value of such Option Shares on the date the Company repurchases such Option Shares. Notice of such election must be provided to the Company in writing. The Company shall determine the per share Fair Market Value of the Option Shares subject to such put election and payment shall be made in cash as soon as practicable after receipt of the written election; provided, that, payment may, as determined by the Company in its sole discretion, be made in installments over a period of not more than one (1) year.

20. Miscellaneous Provisions.

a. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of Option Shares or the payment of cash upon exercise or payment of any Option. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company. Proceeds from the issue of Option Shares pursuant to Options granted under the Plan shall constitute general funds of the Company. The expenses of the Plan shall be borne by the Company.

b. If at any time the Committee shall determine, in its discretion, that the listing, registration and/or qualification of shares of Class C Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Option Shares hereunder, no Option may be granted, exercised or paid in whole or in part unless and until such listing, registration, qualification, consent and/or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.

(i) If at any time counsel to the Company shall be of the opinion that any issue, sale or delivery of Option Shares pursuant to an Option is or may be in the circumstances unlawful or result in the imposition of excise taxes on the Company or any Subsidiary under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such issue, sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the applicable law, or otherwise with respect to Option Shares or Options and the right to exercise any Option shall be suspended until, in the opinion of such counsel, such issue, sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company or any Subsidiary.

(ii) Upon termination of any period of suspension under this Section 20(b), any Option affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to the shares which would otherwise have become available during the period of such suspension, but no suspension shall extend the term of any Option.

c. The Committee may require each person receiving Option Shares in connection with any Option under the Plan to represent and agree with the Company in writing that such person is acquiring the Option Shares for investment without a view to the distribution thereof. The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the Option Shares purchasable or otherwise receivable by any person under any Option as it deems appropriate. Any such restrictions shall be set forth in the applicable Agreement, and the certificates evidencing such shares may include any legend that the Committee deems appropriate to reflect any such restrictions.

d. By accepting any benefit under the Plan, each Participant and each person claiming under or through such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan, any Option granted to such Participant and any action taken under the Plan by the Committee, the Company or the Board.

e. Neither the adoption of the Plan nor anything contained herein shall affect any other compensation or incentive plans or arrangements of the Company or any Subsidiary, or prevent or limit the right of the Company or any Subsidiary to establish any other forms of incentives or compensation for their employees or directors, or grant or assume Options or other rights otherwise than under the Plan.

f. The Plan shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable Federal law.

g. The Company may require a Participant to agree to certain non-competition, non-solicitation and non-disclosure covenants as set forth in the Agreement.

h. All monetary values set forth herein shall be measurable and payable in United States dollars.

21. Limits of Liability.

a. Any liability of the Company or a Subsidiary to any Participant with respect to any Option shall be based solely upon contractual obligations created by the Plan and the Agreement.

b. None of the Company, a Subsidiary, any member of the Committee, any director of the Board or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability, in the absence of bad faith, to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.

22. Termination.

The Plan shall terminate upon the earliest to occur of:

a. the effective date of a resolution adopted by the supermajority of the Board terminating the Plan;

b. the date all Option Shares subject to the Plan are issued pursuant to the Plan's provisions; or

c. December 31, 2030.

No Option may be granted under the Plan after the earliest to occur of the events or dates described in the foregoing Subsections (a) through (c) of this Section; provided, however, Options theretofore granted may extend beyond such date. No such termination of the Plan shall materially impair the previously accrued rights of any Participant hereunder without his or her consent and all Options previously granted hereunder shall continue in force and in operation after the termination of the Plan except as they may be otherwise terminated in accordance with the terms of the Plan or the Agreement.

23. Effective Date. This Plan was adopted and approved by the Board of Directors with effect from July 15, 2004 (the "Effective Date").

24. Final Issuance Date. No Option shall be granted under the Plan after December 31, 2025.

25. Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

26. Nature of Payments. To the extent permitted by law, any amounts paid or payable to an Optionee (or his beneficiary) under this Plan shall not be treated as current salary, wages or other compensation of the Optionee for purposes of any other benefit plan, program or arrangement of an Company or any Affiliate, including but not limited to seniority, severance pay, vacation or any other labor or employee benefit.

27. Government Regulations. The rights of Optionees and Participants and the obligations of the Company hereunder shall be subject to all applicable laws, rules, and regulations and to such approvals as may be required by any governmental agency.

28. Invalidity. If any provision of the Plan shall be held invalid or unlawful for any reason, such event shall not affect or render invalid or unenforceable the remaining provisions of the Plan.

IN WITNESS WHEREOF, the Company has caused these presents to be executed by its duly authorized officer as of July 15, 2004.

BBB FOODS, INC.

By: ___________________________

Name: Kamal A. Hatoum

Title: Chairman

Annex 1

OPTION CERTIFICATE

NON-QUALIFIED SHARE OPTION

_________________________ Shares

To Purchase Shares of

BBB Foods, Inc.

Issued Pursuant to the Share

Option Plan of BBB Foods, Inc.

THIS CERTIFIES that on _______, 20_, __________________ (the "Holder") was granted an option ("Option") which is not to be treated as an incentive Share option under Section 422 of the Internal Revenue Code of the United States of America, to purchase at the Option exercise price of $ _______ per share all or any part of _______ fully paid and non-assessable Class C Shares ("Shares") of BBB Foods, Inc. (the "Company"), pursuant to the 2004 Share Option Plan of BBB Foods, Inc. (the "Plan"), upon and subject to the following terms and conditions.

This Option shall expire on __________, 20_.

This Option shall not be transferable by the Holder otherwise than by will or by the laws of descent and distribution or as otherwise provided pursuant to the Plan.

This Option shall vest over a five (5) year period in four equal annual installments with 25% of the total number of Shares subject to the Option vesting at the end of each of (i) the calendar year following the year in which the Option was first granted, (ii) the calendar year thereafter (iii) the calendar year thereafter and (iii) the calendar year after such subsequent calendar year.

The Option and this Option certificate are issued pursuant to and are subject to all of the terms and conditions of the Plan, the terms and conditions of which are hereby incorporated as though set forth at length, and a copy of which is attached to this certificate. A determination of the Board of Directors of the Company or the Committee under the Plan as to any questions which may arise with respect to the interpretation of the provisions of the Option and of the Plan shall be final. The Board of Directors or the Committee may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of the Plan, as it may deem advisable.

IN WITNESS the signature of the Company's duly authorized officer as of the date first written above.

BBB FOODS, INC.

By: ___________________________

Annex B

NOTICE OF EXERCISE

To: BBB FOODS INC.

Date: ________________________

The undersigned, pursuant to the share option dated _______, 20_ (the "Option") made by BBB Foods Inc. (the "Company") under the BBB Foods Inc. Share Option Plan dated as of _________, 2004 (the "Plan") hereby exercises the right to purchase _________ Class C Shares of the Company at the price of $_______ per share. Enclosed is the consideration for those Class C Shares.

I acknowledge that the Class C Shares issued to me will be subject to all restrictions contained in this Plan, including, without limitation, restrictions on transfer of the Class C Shares.

I acknowledge that the Class C Shares have not been registered under the applicable laws, rules and regulations of any relevant jurisdiction, including, without limitation, the United States (including U.S. federal and state securities laws), and that I may not transfer the Class C Shares (i) otherwise than in accordance with Section 12 of the Plan and (ii) unless a registration is then in effect or the transfer is exempted from registration. I acknowledge that any proposed transfer in reliance upon exemption from registration is subject to the written consent of the Company, which consent may be conditioned upon receipt of a satisfactory opinion of counsel to the effect that such transfer is in compliance with Applicable Law.

I represent that the Class C Shares are being acquired by me as an investment and not with the view to sale or distribution.

___________________________

[NAME OF OPTION HOLDER]